RUSSELL INVESTMENT COMPANY

AMENDMENT TO SECOND AMENDED AND RESTATED

MASTER TRUST AGREEMENT

Regarding Designation of Classes of Sub-Trusts

AMENDMENT NO. 34 to the Second Amended and Restated Master Trust Agreement dated October 1, 2008 (referred to herein as the “Agreement”), done this              day of             , 2017, by the Trustees under such Agreement.

WITNESSETH:

WHEREAS, Section 4.1 of the Agreement authorizes the Trustees to establish and designate Sub-Trusts and classes thereof; and

WHEREAS, Section 4.1 of the Agreement provides that the Trustees may act for such purpose without shareholder approval;

NOW, THEREFORE, the Trustees hereby redesignate the following Classes of Sub-Trusts as set forth herein.

Section 4.3 Redesignation of Classes of Sub-Trusts

Without limiting the authority of the Trustees set forth in Section 4.1 of the Agreement to establish and designate any further Classes of Sub-Trusts, and without affecting rights and preferences of the existing Classes of Sub-Trusts, the Trustees hereby redesignate the Classes of Sub-Trusts listed below as follows:

Current Class Name	New Class Name
Class T	Class M

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

Thaddas L. Alston	Katherine W. Krysty

Kristianne Blake	Mark Spina

Cheryl Burgermeister	Jack R. Thompson

Daniel P. Connealy	Raymond P. Tennison